FORTINET, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Fortinet, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A. That the name of the corporation is Fortinet, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 28, 2000, under the name “Appligation, Inc.” changed its name to “ApSecure, Inc.” pursuant to a Certificate of Amendment of Certificate of Incorporation filed on December 12, 2000, changed its name to “Fortinet, Inc.” pursuant to a Certificate of Amendment of Certificate of Incorporation filed on December 6, 2001, changed its name to “FortiNet, Inc.” pursuant to an Amended and Restated Certificate of Incorporation filed on May 30, 2002 and subsequently changed its name to “Fortinet, Inc.” pursuant to an Amended and Restated Certificate of Incorporation filed on August 15, 2003.
B. The corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 29, 2001, May 30, 2002 and August 15, 2003, filed a Certificate of Amendment of Certificate of Incorporation on March 12, 2008, filed an Amended and Restated Certificate of Incorporation on November 23, 2009 and filed an Amended and Restated Certificate of Incorporation on June 22, 2018.
C. This Amended and Restated Certificate of Incorporation was duly adopted by the corporation’s Board of Directors and stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
D. The Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the corporation is Fortinet, Inc.
ARTICLE II
The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
The corporation shall have authority to issue shares as follows:
1,500,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.
10,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
Contingent and effective upon the filing of this Restated Certificate of Incorporation, every one (1) share of Common Stock outstanding or held in treasury will, automatically and without any further action by the corporation or the stockholders thereof, become five (5) shares of Common Stock outstanding or held in treasury, as applicable (the “Forward Stock Split”). The par value of the Common Stock shall remain $0.001 per share.
The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
The number of directors that constitutes the entire Board of Directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws of the corporation.
Subject to the provisions of this Certificate of Incorporation relating to directors elected by the holders of one or more series of Preferred Stock, voting as a separate series or with one or more other series of Preferred Stock, all directors of the corporation will be elected for a term of one-year. Each director shall serve until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors.
Subject to the provisions of this Certificate of Incorporation relating to directors elected by the holders of one or more series of Preferred Stock, voting as a separate series or with one or more other series of Preferred Stock, except as otherwise provided by law, all directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.
ARTICLE VI
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
ARTICLE VIII
No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.
ARTICLE IX
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.
The corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE X
The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article IX, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X, provided, however, that, notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or any Preferred Stock, the affirmative vote of the holders of at least 66 ⅔% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Article V, Article VI, Article VIII or this Article X (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

IN WITNESS WHEREOF, Fortinet, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the corporation on this 22 day of June, 2022.

By:	/s/ Ken Xie
Ken Xie
Chief Executive Officer